For the period ended January 31, 2007
File number 811-09999
Dryden Core Investment Fund


SUB-ITEM 77D
Policies with Respect to Security Investment

Dryden Core Investment Fund
Taxable Money Market Series
____________________________________________________________________

Supplement dated November 8, 2006
to Prospectus and Statement of Additional Information dated May 30, 2006

        Effective as of November 9, 2006, the following information replaces the discussion under How to Buy and Sell Shares of the Series NAV in the Prospectus

       For all series except Taxable Money Market Series, we determine the NAV of our shares once each business day at 4:15 p.m., New York time, on days that the New York Stock Exchange (NYSE) is open for trading, or in the event that the NYSE is closed, when the U.S. government bond market and U.S. Federal Reserve Banks are open. On days when the NYSE is open, your purchase order or redemption request must be received by 4:15 p.m., New York time, in order to receive the NAV on that day. On days when the NYSE is closed, but the U.S.
government bond market and U.S. Federal Reserve banks are open, your purchase order or redemption request must be received no later than 15 minutes after the earlier of the time the U.S. government bond market (as recommended by the Bond Market Association) or the U.S. Federal
Reserve banks close in order to receive the NAV on that day. The NYSE is closed on most national holidays and Good Friday.

       For Taxable Money Market Series only, we determine the NAV of our shares four times each business day at 10:00 a.m., 12:00 p.m., 2:00 p.m., and 4:15 p.m., New York time, on days that the New York Stock Exchange (NYSE) is open for trading, or in the event that the NYSE is closed, when the U.S. government bond market and U.S. Federal Reserve Banks are open. On days when the NYSE is open, your purchase order or redemption request must be received by PMFS by 4:15 p.m., New York time, in order to receive the NAV on that day. Dividend income will be determined and declared immediately after the final NAV for the day is determined. On days when the NYSE is closed, but the U.S. government bond market and U.S. Federal Reserve Banks are open, your purchase order or redemption request must be received no later than 15 minutes after the earlier of the time the U.S. government bond market (as recommended by the Bond Market Association) or the U.S. Federal
Reserve Banks close in order to receive the NAV on that day. The NYSE is closed on most national holidays and Good Friday.

Effective as of November 9, 2006, the following information replaces the discussion under "Net Asset Value" in the Statement of Additional Information (SAI):

For all series except Taxable Money Market Series, NAV is computed at 4:15 p.m., New York time, on days that the New York Stock Exchange
(NYSE) is open for trading, or in the event that the NYSE is closed, 15 minutes after the earlier of the time when the U.S. government bond market or the U.S. Federal Reserve banks close.

For Taxable Money Market Series only, NAV is computed four times each business day at 10:00 a.m., 12:00 p.m., 2:00 p.m., and 4:15 p.m.,
New York time, on days that the New York Stock Exchange (NYSE) is open for trading, or in the event that the NYSE is closed, when the U.S. government bond market and U.S. Federal Reserve Banks are open. On days when the NYSE is open, your purchase order or redemption request must be received by PMFS by 4:15 p.m., New York time, in order to receive the NAV on that day. On days when the NYSE is closed, but the U.S. government bond market and U.S. Federal Reserve Banks are open, your purchase order or redemption request must be received no later than 15 minutes after the earlier of the time the U.S. government bond market (as recommended by the Bond Market Association) or the U.S. Federal Reserve Banks close in order to receive the NAV on that day.